August 2007	Pricing Sheet dated August 28, 2007 Relating to Preliminary Terms No. 373 dated August 27, 2007 Registration Statement No. 333-131266 Filed pursuant to Rule 433
Structured Investments
Opportunities in Equities
Buffered PLUS based on the performance of a global equity basket due June 5, 2013
Buffered Performance Leveraged Upside SecuritiesSM
PRICING TERMS – AUGUST 28, 2007
Issuer:	Morgan Stanley
Issue price:	$1,000 per Buffered PLUS
Stated principal amount:	$1,000 per Buffered PLUS
Pricing date:	August 28, 2007
Original issue date:	September 5, 2007 (5 business days after the pricing date)
Maturity date:	June 5, 2013
Basket:	Basket Indices	Bloomberg Symbol	Weighting	Index Closing Value on Basket Setting Date	Multiplier
	Nikkei 225 Index	NKY	40%	16,012.831	0.002497997
	Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	30%	4,193.58	0.007153792
	S&P 500® Index	SPX	20%	1,432.36	0.013962970
	MSCI Emerging Markets Index (the “Emerging Markets Index”)	MXEF	10%	1,047.94	0.009542531
Aggregate principal amount:	$6,457,000
Payment at maturity (per Buffered PLUS):
¡  If the final average index value is greater than the initial index value:
$1,000 + ($1,000 x leverage factor x index percent increase)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the final average index value is less than or equal to the initial index value but has decreased by an amount less than or equal to the buffer amount of 10% from the initial index value:  $1,000
¡  If the final average index value is less than the initial index value and has decreased by an amount greater than the buffer amount of 10% from the initial index value:
($1,000 x the index performance factor) + $100
This amount will be less than the stated principal amount of $1,000.  However, under no circumstances will the Buffered PLUS pay less than $100 per Buffered PLUS at maturity.

Leverage factor:	156%
Buffer amount:	10%
Index performance factor:	(final average index value / initial index value)
Index percent increase:	(final average index value – initial index value) / initial index value
Initial index value:
100, which is equal to the sum of the products of the index closing value of each of the basket indices on its respective basket setting date and the applicable multiplier for each of the basket indices.

Final average index value:	The arithmetic average of the basket closing values on the index valuation dates.
Basket closing value:	Basket closing value on any date is the sum of the products of the index closing value of each of the basket indices and the applicable multiplier for each of the basket indices.
Basket setting date:
¡  For the S&P 500 Index: the pricing date.
¡  For the Nikkei 225 Index, the EuroStoxx Index and the Emerging Markets Index:
the index business day for the relevant basket index immediately following the pricing date, subject to postponement in the event of a non-index business day or a market disruption event.

Index valuation dates:
June 3, 2012, July 3, 2012, August 3, 2012, September 3, 2012, October 3, 2012, November 3, 2012, December 3, 2012, January 3, 2013, February 3, 2013, March 3, 2013, April 3, 2013, May 3, 2013 and June 3, 2013

Minimum payment at maturity:	$100 per Buffered PLUS
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered PLUS.
Interest:	None
CUSIP:	617446T33
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:	Price to public	Agent’s commissions(1)		Proceeds to company
	Per Buffered PLUS	$1,000	$30	$970
	Total	$6,457,000	$193,710	$6,263,290
(1)    For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Terms No. 373 dated August 27, 2007
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.